EXHIBIT 99.1

           SUMMARY PLAN DESCRIPTION OF POORE BROTHERS, INC. 401K PLAN

                            SUMMARY PLAN DESCRIPTION

                                       OF

                           POORE BROTHERS, INC. 401(k)

Poore Brothers, Inc. (the "Employer") has established a 401(k) Plan for its eligible employees. For convenience, this Summary Plan Description calls it simply the "Plan."

The Plan develops benefits for eligible employees during their working careers to be available to them after their retirement (or for limited purposes before retirement) or to their beneficiaries at death.

This Summary Plan Description is intended to give you an easily understood explanation of the major features of the Plan on the date below. Remember, it is only a Summary. It describes the features of the Plan that are most important to most employees most of the time. It does not describe every feature of the Plan. The official terms of the Plan are contained in the Plan's legal documents.

This Summary will not be used in the administration of the Plan. Only the official Plan documents will be used to administer the Plan and resolve any disputes about how the Plan operates. You can get a full understanding of the Plan only by consulting the official Plan documents. Copies of the official Plan documents are available for inspection during regular business hours at the business office of Poore Brothers, Inc., 3500 S. La Cometa Drive, Goodyear, Arizona 85338.

                            DATED: NOVEMBER 15, 1999
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                               TABLE OF CONTENTS

                                                                            PAGE

INTRODUCTION ...............................................................  1

PART 1. PARTICIPATION ......................................................  2

     1.1. Age And Service Requirements
     1.2. How Service Is Counted

PART 2. RETIREMENT SAVINGS .................................................  2

PART 3. EMPLOYER CONTRIBUTIONS .............................................  3

PART 4. INVESTMENT OF ACCOUNTS .............................................  4

PART 5. VESTING ............................................................  5

     5.1. Importance of Vesting
     5.2. Retirement Savings Account
     5.3. Employer Matching Account
     5.4. Automatic Full Vesting
     5.5. Forfeiture If Not Vested

PART 6. PAYMENT ............................................................  6

     6.1. Payment To You After Termination Of Employment
     6.2. Payment To Your Beneficiary If You Die
     6.3. Payment During Employment

PART 7. OTHER PLAN FEATURES ................................................  9

     7.1. Claims Procedure
     7.2. Assignment of Account Prohibited
     7.3. Benefit Limitations Required By Law
     7.4. Tax Benefits
     7.5. Amendment Or Termination Of Plan
     7.6. Top Heavy Provisions
     7.7. Rehire After Termination Of Employment
     7.8. Rollover Contributions
     7.9. Loans
     7.10. USERRA

PART 8. ADDITIONAL INFORMATION ............................................. 12

     8.1. Name And Number Of Plan
     8.2. Plan Sponsor
     8.3. Plan Administrator
     8.4. Service Of Legal Process
     8.5. Normal Retirement Age
     8.6. Plan Year
     8.7. PBGC Insurance
     8.8. ERISA Rights

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                                  INTRODUCTION

                                  PARTICIPATION

Each employee who satisfies the Plan's eligibility requirements will become a PARTICIPANT. Each Participant is eligible to begin saving for retirement by signing a Retirement Savings Agreement.

                               RETIREMENT SAVINGS

Under the Retirement Savings Agreement, the Participant will select an amount of his or her Recognized Compensation that will be contributed to the Plan instead of being paid to the Participant. These RETIREMENT SAVINGS will be held in a separate Retirement Savings Account set up under the Plan for each qualifying Participant.

                             EMPLOYER CONTRIBUTIONS

The Employer may make "matching" contributions to the Plan for eligible Participants. These matching contributions will be a percentage of some or all of each Participant's retirement savings contributions, as determined by the Employer for each Plan Year. These EMPLOYER CONTRIBUTIONS will be held in an Employer Matching Account set up under the Plan for each qualifying Participant.

                                   INVESTMENT

All Retirement Savings and Employer Contributions will be invested by the Trustee. A share of the INVESTMENT earnings (or losses) will also be credited (or charged) to each Participant's accounts.

                                     VESTING

When employment ends, the Participant will own (that is, will be VESTED in) all, some or none of the Employer Matching Account, depending on various factors, including age and length of service. Any non-Vested portion will be forfeited. Retirement Savings Accounts are fully (100%) vested at all times.

                                     PAYMENT

PAYMENT of the Participant's accounts to the Participant normally will begin after employment ends. Payment can be made in a lump sum payment or in installment payments.

                                   ----------

As you can see,  the major areas  important  to your rights  under the Plan are:
PARTICIPATION, RETIREMENT SAVINGS, EMPLOYER CONTRIBUTIONS, INVESTMENT, VESTING AND PAYMENT. These areas are further explained in this Summary. Other features of the Plan are also described in the remaining Parts of this Summary.

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                              PART 1. PARTICIPATION

                                   SECTION 1.1
                          AGE AND SERVICE REQUIREMENTS

To become a Participant, you must be employed by the Employer in Recognized Employment. "Recognized Employment" means any employment with the Employer except as an employee under a collective bargaining agreement with a labor union unless that agreement expressly provides for the employee's coverage under the Plan. You must also be at least age 21. In addition, you will be required to complete one year of Eligibility Service, or if less, 6 months of continuous service. In addition, for the purpose of participating in Employer contributions, you will be required to complete one year of Eligibility Service.

You will become a Participant on the Entry Date immediately following satisfaction of the age and service requirements. The Entry Dates are January 1, April 1, July 1 and October 1. If you are not in Recognized Employment on that Entry Date, you will become a Participant on the date you enter Recognized Employment and be eligible to sign a Retirement Savings Agreement.

If you are a Participant and your employment ends, you will become a Participant again when you return to Recognized Employment and you will be eligible to sign a Retirement Savings Agreement.

                                   SECTION 1.2
                             HOW SERVICE IS COUNTED

SIX MONTHS OF CONTINUOUS SERVICE. Six months of continuous service occurs when you have been employed by the Employer for six continuous months without a break or interruption in employment. The six month period begins on your first day of work. If you have a break or interruption in employment, the six months will be measured from the date you return to work following the break or interruption. This measurement continues until you satisfy the six months of continuous service requirement or the one year of Eligibility Service requirement described below.

ONE YEAR OF ELIGIBILITY SERVICE. A year of "Eligibility Service" is a 12-month period in which you have at least 1,000 Hours of Service. As a general rule, an "Hour of Service" is any hour for which you are paid by the Employer.

The first 12-month period begins on your first day of work. This means that if 12 months have passed since you started working and you have at least 1,000 Hours of Service during that period, you will have satisfied the Eligibility Service requirement.

If you do not have at least 1,000 Hours of Service in your first 12 months, you may satisfy the Eligibility Service requirement by completing 1,000 Hours of Service during any Plan Year beginning after your first day of work. A "Plan Year" is the 12-month period beginning on any January 1 and ending on the following December 31.

                           PART 2. RETIREMENT SAVINGS

ENROLLMENT. If you are a Participant, you may agree to have a percentage of your Recognized Compensation each pay period contributed to the Plan by the Employer and credited to your Retirement Savings Account. These contributions are "before -tax." This means that the

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amount of the contributions are not included in your federal taxable income. The contributions are subject, however, to social security taxes. This means that agreeing to make contributions will not reduce your social security benefits.

RECOGNIZED COMPENSATION. "Recognized Compensation" generally means all wages, salary and other compensation (before income and social security withholding taxes) paid to you by the Employer. Recognized Compensation also includes any amounts which would have been paid to you if you had not signed a Retirement Savings Agreement or any other salary reduction agreement under any other retirement plan of the Employer. Recognized Compensation also includes "before-tax" contributions to any "cafeteria" employee benefit plan of the Employer. Pay received before you are a Participant does not count. Recognized Compensation does not include compensation for employment that is non-Recognized Employment.

RETIREMENT SAVINGS. Recognized Compensation may be contributed by signing a Retirement Savings Agreement to be effective as of the Entry Date that you become a Participant or any later Entry Date. The Agreement specifies the percentages of your Recognized Compensation that you may select (not less than 1% nor more than 15%). NOTE: The Employer may change the minimum and maximum amount which may be selected. If such change is made you will be notified.

CHANGE OR TERMINATION. You may change the percentage you selected on the Retirement Savings Agreement by completing a new Retirement Savings Agreement to be effective as of the first payday on or after any subsequent Entry Date. You also may terminate your Retirement Savings Agreement effective as of the first day of any payroll period. If you do so, you may begin to contribute your Recognized Compensation again as of any later Entry Date by completing a new Retirement Savings Agreement.

LIMITS. Federal law has an annual limit (adjusted for cost of living) on the amount which may be contributed to your Retirement Savings Account each calendar year. The adjusted limit for 1999 is $10,000. This limit also includes the amount of any similar contributions you made to a retirement plan sponsored by any other employer.

In order to comply with federal law, it might be necessary from time to time to limit uniformly the maximum percentage of Recognized Compensation which may be contributed to the Plan.

FORMS. Forms for enrolling, changing or terminating your Retirement Savings Agreement will be provided by the Employer. They must be delivered to the Employer at least 15 days prior to the date you intend your enrollment, change or termination to be effective.

                         PART 3. EMPLOYER CONTRIBUTIONS

AMOUNT OF EMPLOYER DISCRETIONARY MATCHING CONTRIBUTIONS. The Employer may make discretionary matching contributions to the Plan in an amount determined by its Board of Directors. The Employer is not required to make a discretionary matching contribution each Plan Year. If such a contribution is made and you qualify as described below, your share will equal a percentage, determined by the Employer, of your retirement savings contributions for the Plan Year. For this purpose, however, retirement savings in excess of 15% of your Recognized Compensation will not be matched.

Discretionary matching contributions from the Employer are credited to your Employer Matching Account.

QUALIFYING FOR EMPLOYER DISCRETIONARY MATCHING CONTRIBUTIONS. To qualify for the Employer

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discretionary matching contributions for any Plan Year, you must:

     (1)  be a Participant during that Plan Year, and

     (2) have Recognized Compensation during the Plan Year (see Part 2 of this Summary), and

     (3) have a Retirement Savings Agreement in effect for at least a portion of that Plan Year, and

     (4) be credited with at least 1,000 Hours of Service for that Plan Year, and

     (5)  be an employee on the last day of that Plan Year (that is, on December
          31).

As a general rule, an "Hour of Service" is any hour for which you are paid by the Employer.

If you die, become disabled, or retire at or after your Normal Retirement Age during the Plan Year, the hours and last day requirements do not apply. In general "disabled" means totally and permanently disabled as determined by an approved medical doctor. Proof of disability for federal social security purposes may be acceptable in some cases.

                         PART 4. INVESTMENT OF ACCOUNTS

All Participants will have separate accounts for bookkeeping purposes. For investment purposes, however, all accounts will be combined in a single trust fund. The single trust fund has been divided into several investment subfunds with particular financial goals. These investment subfunds can be selected by you under special rules. Information describing the subfunds and how you make your investment selections will be supplied by your Employer. Further information will be provided upon request.

All accounts will be adjusted to show the gains or loss on the subfunds you have selected. This means that the value of an account at any time will depend both on the amount of contributions and on the investment performance of the subfunds you have selected. Administrative and investment expenses may be paid out of Participant accounts.

The Trustee is:

                         U.S. Bank National Association
                              180 East Fifth Street
                                 P.O. Box 64488
                         St. Paul, Minnesota 55164-0488

The Plan is intended to constitute a plan described in section 404(c) of the Employee Retirement Income Security Act, and Title 29 of the Code of Federal Regulations Section 2550.404c-1. As a result, the fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by such participant or beneficiary. The trust fund has been divided into several investment Subfunds with particular financial goals that you must choose among for the investment of your accounts. You, and not any Plan fiduciary, will be responsible for any investment losses which directly result from your investment selections. As a Plan Participant, you will be given:

     * a general description of the investment objectives and risk and return characteristics of each Subfund including information relating to the type and diversification of assets comprising the Subfund;

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     *    information identifying the investment manager of each Subfund;

     * an explanation of how you may give investment instructions and the limitations on the investment instructions that you may give;

     * an explanation of any transaction fees and expenses which affect your account balances in connection with purchases or sales of investments (E.G., commissions, sales loads, deferred sales charges, redemption or exchange fees); and

     * the name, address and phone number of the Plan's Administrator's Representative (and any person designated to act on behalf of the Administrator's Representative) responsible for providing additional information which the Plan is required to furnish on request.

Upon request to the Administrator's Representative, the following additional information will be provided to you about the Subfunds:

     * a description of the annual operating expenses of each Subfund (e.g., investment management fees, administrative fees, transaction costs) which reduces your rate of return;

     * copies of any prospectuses, financial statements and reports, and of any other materials relating to the Subfunds to the extent such information is provided to the Plan;

     *    a list of the  assets  comprising  the  portfolio  of each  investment
          Subfund;

     * information concerning the current value of the Subfunds as well as their past and current investment performance; and

     * information concerning the value of the shares or units of the Subfunds held in your accounts.

                                 PART 5. VESTING

                                   SECTION 5.1
                              IMPORTANCE OF VESTING

When your employment ends for any reason, the Plan's vesting rules determine whether you will have the right to receive any portion of your Employer Matching Account (that is, whether you are vested). The portion that is not vested will be lost as a "forfeiture." NOTE: A transfer from Recognized Employment to other employment with the Employer is not considered a termination of employment.

                                   SECTION 5.2
                           RETIREMENT SAVINGS ACCOUNT

Your Retirement Savings Account is fully (100%) vested immediately. You will not lose it if you leave employment.

                                   SECTION 5.3
                            EMPLOYER MATCHING ACCOUNT

If your employment ends for any reason other than death, disability or retirement at or after age 65, your years of Vesting Service (as defined below) will determine your vesting, as follows:

          When You Have                              The Vested Portion
         Completed These                              of Your Employer
     Years of Vesting Service                     Matching Account Will Be:
     ------------------------                     -------------------------
     Less than 1 year                                         0%
     1 year but less than 2 years                            25%
     2 years but less than 3 years                           50%
     3 years but less than 4 years                           75%
     4 years or more                                        100%

Years of "Vesting Service" are the number of Plan Years for which you have at least 1,000 Hours of Service. Years of service earned before the Plan was established will not be counted. Service in both Recognized Employment and in non-Recognized Employment with the Employer is counted.

                                   SECTION 5.4
                             AUTOMATIC FULL VESTING

If, while still an employee, you reach age 65, die or become disabled, you will automatically be fully vested in your entire Employer Matching Account. In general, "disabled" means totally and permanently disabled as determined by an approved medical doctor. Proof of disability for federal social security purposes may be acceptable in some cases.

                                   SECTION 5.5
                            FORFEITURE IF NOT VESTED

Any portion of your Employer Matching Account that is not vested when your employment ends will be forfeited unless you return to employment within a specified time (see Part 7 of this Summary). The forfeited amount will first be used to reduce Plan administrative expenses and any remaining amount will be used to reduce future Employer contributions.

                                 PART 6. PAYMENT

                                   SECTION 6.1
                 PAYMENT TO YOU AFTER TERMINATION OF EMPLOYMENT

APPLICATION REQUIRED. To receive payment, you must file a written application with the Employer. You choose the time your vested accounts will be paid to you after your employment ends.

TIME OF PAYMENT. Payment of your vested accounts will be made as soon as administratively feasible after your employment ends and the Trustee has received your application. The valuation dates are each business day of the Plan Year.

FORM OF PAYMENT. Payment will be made in a lump sum or in installments, as you determine.

AUTOMATIC PAYMENT IF $5,000 OR LESS. If the balance of your vested accounts is $5,000 or less,

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payment will be made to you as soon as possible  after the first  valuation date following the date your employment ended, whether or not you file a written application.

AUTOMATIC PAYMENT AT BEGINNING REQUIRED DATE. Generally, payment must be made no later than the April 1 after the calendar year in which you reach age 70-1/2, even if you do not file a written application. However, if you are not a five (5%) percent owner and you are employed at age 70-1/2 you may be eligible to defer receipt of these payments until the April 1 following the calendar year in which your employment ends. You should contact your Employer for details.

TAXES. Your payment is subject to income tax. If you receive a payment before attaining age 59-1/2, you will be subject to a 10% penalty tax imposed by the IRS unless an exception applies. It is recommended that you consult with a qualified tax adviser before requesting payment.

ACTUAL PAYMENT DATE. Payment amounts are determined as of a valuation date. Your vested accounts share in the investment earnings or losses until the valuation date but not after that date. Actual payment will be made after the Plan's accounting for that valuation date has been completed.

                                   SECTION 6.2
                     PAYMENT TO YOUR BENEFICIARY IF YOU DIE

BENEFICIARY DESIGNATION. If you die, your vested accounts will be paid to your designated Beneficiary or Beneficiaries. If you fail to designate a Beneficiary, or if your Beneficiary designation is not effective for any reason, the Plan provides for classes of automatic Beneficiaries who will receive the payment (generally, specified family members or your estate).

MARRIED PARTICIPANTS. If you are married at the time of your death, your spouse will have the right to receive your entire death benefit unless your spouse consents to another Beneficiary. The consent of your spouse must be in a writing witnessed by a notary public and must acknowledge the effect of your designation of another Beneficiary. Your spouse's consent can be given at the time you make a designation or any later time. If your spouse consents to the naming of another Beneficiary, your spouse is waiving rights to death benefits under the Plan.

BENEFICIARY FORMS. It is recommended that you file a Beneficiary designation form and keep your designation up to date. To be valid your form must be received by the Employer during your lifetime. Forms for changing Beneficiary designations will be provided by the Employer upon request.

APPLICATION REQUIRED. To receive payment, your Beneficiary must file a written application with the Employer. Your Beneficiary chooses the time of payment of your vested accounts after your death. NOTE: A Beneficiary entitled to a payment may disclaim all or any portion of his interest, subject to the rules of the Plan, within 180 days of the date of your death. The Employer should be consulted for details.

TIME OF PAYMENT. Payment of your vested accounts to your Beneficiary can be made as of any valuation date following your death. The valuation dates are each business day of the Plan Year. To receive payment as of any valuation date, your Beneficiary's application must be received by the Employer on or before the valuation date your Beneficiary chooses.

FORM OF PAYMENT. Payment will be made in a lump sum.

AUTOMATIC PAYMENT. If no application for payment is received from your Beneficiary, payment will be made in a lump sum as of the December 31 of the calendar year containing the fifth anniversary of your death.

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TAXES.  Your  Beneficiary's  payment is subject to income tax. It is recommended that your Beneficiary consult a qualified tax advisor before requesting payment.

ACTUAL PAYMENT DATE. Payment amounts are determined as of a valuation date. Your vested accounts share in the investment earnings or losses until that valuation date but not after that date. Actual payment will be made after the Plan's accounting for that valuation date is completed.

                                   SECTION 6.3
                            PAYMENT DURING EMPLOYMENT

HARDSHIP PAYMENT FROM ACCOUNTS. In some situations, you may receive a hardship payment during employment from your vested accounts including your Retirement Savings Account (but not including earnings credited to your Retirement Savings Account). Payments will not be made from your Employer Contributions Account, Employer Matching Account, Nondeductible Voluntary Account, Transfer Account and Deductible Voluntary Account. Payments during employment will only be made if the payment is for:

     * deductible expenses for medical care incurred by you, your spouse or certain dependents, or necessary to obtain medical care for you, your spouse or certain dependents; or

     * costs directly related to the purchase (excluding mortgage payments) of your principal residence; or

     * the payment of tuition, room and board and related educational fees for the next twelve months of post-secondary education for you, your spouse, your children or dependents; or

     * the need to prevent your eviction from your principal residence or foreclosure on your principal residence.

Any hardship payment cannot exceed the amount of the immediate and heavy financial need created by the hardship, but may include amounts necessary to pay any reasonably anticipated federal, state or local income taxes or penalties as a result of the payment. Also, you must receive all other payments and nontaxable loans available under all plans maintained by the Employer before receiving a hardship payment.

Payment shall be made as soon as practicable after the valuation date immediately following approval of a completed application by the Employer.

If you receive a hardship payment from your Retirement Savings Account, your Retirement Savings Agreement and all elective and employee contributions under all other plans of the Employer will be canceled for 12 months after the date you receive the payment. You will be eligible to sign a new Retirement Savings Agreement as of the payday on or after the Entry Date following that 12-month period. The new Retirement Savings Agreement must be delivered to the Employer at least 15 days prior to the Entry Date that you intend your enrollment to be effective. In addition, the annual limit for retirement savings (see Part 2 of this Summary) for the calendar year following the hardship payment will be reduced by the amount of retirement savings made during the calendar year of the hardship payment.

TAXES. Your payment is subject to income tax. If you receive a payment before attaining age 59-1/2, you will be subject to a 10% penalty tax imposed by the IRS unless an exception applies. It is recommended that you consult with a qualified tax adviser before requesting payment.

FORMS. Application forms and rules for payment during employment may be obtained from the Employer.

                           PART 7. OTHER PLAN FEATURES

                                   SECTION 7.1
                                CLAIMS PROCEDURE

Benefits generally will be paid to you or your Beneficiary from the Plan only after a proper written claim for the benefits has been filed with the Employer. If you believe you may be entitled to benefits, or you are in disagreement with any determination that has been made, you may present a claim to the Employer.

     * MAKING A CLAIM. Your claim must be written and must be delivered to the Employer. Within 90 days after you deliver your claim, you will receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 180 days from the day you delivered your claim) to reach a decision.

          If your claim is wholly or partially denied, you will receive a written notice specifying: (a) the reasons for denial; (b) the Plan provisions on which the denial is based; and (c) any additional information needed from you in connection with the claim and the reason such information is needed. You also will receive information about your right to request a review.

     * REQUESTING REVIEW OF A DENIED CLAIM. You may request that a denied claim be reviewed. Your request for review must be written and must be delivered to the Employer within 60 days after you receive the written notice that your claim was denied. Your request for review may (but is not required to) include issues and comments you want considered in the review. You may examine pertinent Plan documents by asking the Employer. Within 60 days after you deliver your request for review, you will receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 120 days from the day you delivered your request for review) to reach a decision. The decision will be in writing and will specify the Plan provisions on which it is based.

     * IN GENERAL. All decisions on claims and on reviews of denied claims will be made by the Employer. The Employer has the sole discretion, authority and responsibility to decide all factual and legal questions under the Plan. This includes interpreting and construing the Plan documents, and any ambiguous or unclear terms within the Plan documents, and determining whether a claimant is eligible for benefits under the Plan and the amount of the benefits, if any, a claimant is entitled to receive. The Employer's decisions are conclusive and binding on all parties. The Employer may hold one or more hearings. If you do not receive a decision within the specified time, you should assume your claim was denied or re-denied on the date the specified time expired. You may, at your own expense, have an attorney or other representative act on your behalf, but the Employer reserves the right to require a written authorization. The Employer also reserves the right to delegate its authority to make decisions.

                                   SECTION 7.2
                        ASSIGNMENT OF ACCOUNT PROHIBITED

As required by Federal law, your accounts cannot be reached by creditors (by garnishment or other process) while they are held in trust. Also, you may not pledge or assign your accounts to anyone else while they are being held in trust. For example, you cannot use your accounts as collateral for a loan (except for a loan from the Plan).

EXCEPTION: A marriage dissolution or other domestic relations court order can assign part or all of your accounts to your former spouse or dependents. To be effective, however, it must be a "qualified domestic relations order" as defined in the official Plan documents. You can obtain, without charge, a copy of the procedures used to determine whether a domestic relations order is a qualified domestic relations order from the plan administrator. See Section 8.3 of this Summary.

                                   SECTION 7.3
                       BENEFIT LIMITATIONS REQUIRED BY LAW

Under federal law, the maximum "annual addition" to your accounts for any Plan Year cannot exceed the lesser of 25% of your compensation or $30,000 (adjusted for cost of living). "Annual addition" includes all Employer contributions (including retirement savings contributions). Special limitations apply if you were also a participant in any other retirement plan for the same Plan Year. Federal law has an annual limit on the amount of pay which may be considered for Plan purposes.

If you exceed the limit for retirement savings contributions (see Part 2 of this Summary), federal law permits you to request that any excess contributions be returned. Such a request must be filed with the Employer by March 1 of the following calendar year.

Also, the Plan must meet a so-called "deferral percentage" test under federal law. If this test is not met, some Participants may be required to decrease the amount of retirement savings contributions made to the Plan or have a portion of those contributions returned. If you are affected by this test, you will be contacted by the Employer.

In addition, the Plan must meet a so-called "contribution percentage" test under federal law. If this test is not met, some Participants may have a portion of their matching contributions returned. If you are affected by this test, you will be contacted by the Employer.

                                   SECTION 7.4
                                  TAX BENEFITS

The Plan is "tax-qualified" under the Internal Revenue Code as a defined contribution profit sharing plan which includes a 401(k) qualified cash or deferred arrangement. As a result, distributions from the Plan may be entitled to special tax treatment. You are encouraged to seek tax advice from an expert before applying for a distribution.

                                   SECTION 7.5
                        AMENDMENT OR TERMINATION OF PLAN

Although the Employer intends to maintain the Plan indefinitely, it has reserved the right to amend the provisions of the Plan and to terminate the Plan at any time for any reason. If either of these actions is taken, you will be notified.

No amendment or termination will reduce the vested percentages of your present accounts. In fact, if, while you are still employed, the Plan is terminated or partially terminated (affecting you) or if Employer contributions are permanently discontinued, you automatically will be fully vested.

                                      -1O-

If the Plan is terminated or partially terminated (affecting you), the Employer may decide to pay your vested accounts to you on any date after the termination or to follow the payment rules described in Part 6 of this Summary.

                                   SECTION 7.6
                              TOP HEAVY PROVISIONS

If the Plan becomes "top heavy" as defined by federal tax laws, certain changes will become effective (such as different contribution rules). If that occurs and you are affected, you will be informed.

                                   SECTION 7.7
                     REHIRE AFTER TERMINATION OF EMPLOYMENT

REENTERING THE PLAN. If you were a Participant (see Part 1 of this Summary) when your employment ended, you will be a Participant again immediately when you return to Recognized Employment. You will be eligible to sign a Retirement Savings Agreement effective as of the date you return to Recognized Employment.

EFFECT ON PRESENT ACCOUNT. If your employment ends and you are rehired later, your rights to the nonvested portion of your Employer Matching Account (see Part 5 of this Summary) accumulated before your employment ended will differ based on whether you do or do not have five consecutive One-Year Breaks in Service. A "One Year Break in Service" means a Plan Year in which you have less than 501 Hours of Service.

     RETURN WITHIN FIVE YEARS. If you return before you have had five consecutive One-Year Breaks in Service, the nonvested portion of your Employer Matching Account will be restored. You then will have the opportunity to become further vested as explained in Part 5 of this Summary.

     RETURN AFTER FIVE YEARS. If you return after you have incurred five consecutive One-Year Breaks in Service, the nonvested portion of your Employer Matching Account will have been permanently forfeited and you will never have an opportunity to restore it.

FUTURE VESTING. Years of Vesting Service (see Part 5 of this Summary) earned both before and after your rehire will be used to determine your vesting in any Employer contributions which are credited to your Employer Matching Account AFTER you again become a Participant. This is the general rule but there is a possible exception if you had no vested interest in your Employer Matching Account when your employment ended. In that case, if your number of consecutive One-Year Breaks in Service equals or exceeds the greater of five or your number of prior years of Vesting Service, whether consecutive or not, then you will be treated as a first time employee and your prior years of vesting service will be disregarded.

                                   SECTION 7.8
                             ROLLOVER CONTRIBUTIONS

If you are an employee employed in Recognized Employment and have received an "eligible rollover distribution" from another tax-qualified retirement plan, you may, under certain conditions, contribute (that is, "roll over") such distribution to this Plan. Such rollover contribution will be credited to a separate Rollover Account, which is fully (100%) vested. Your Rollover Account will be invested as part of the trust fund as described in Part 4 of this Summary. It will be distributed after your employment ends as described in Part 6 of this Summary.

                                   SECTION 7.9
                                      LOANS

You may obtain a loan from the trust fund. The minimum loan amount is $1,000. Loans will be made in increments of $100. The total amount of your loans may not exceed 50% of the vested amount of your accounts or $50,000, whichever is less. The maximum amount you can borrow may be smaller if you had an outstanding loan at any time during the one year period ending on the day before the new loan is made. You will be charged a loan origination fee of $150 for each loan.

You must sign a promissory note for any loan. By accepting a loan, you automatically put a lien upon your accounts for the amount of the loan plus unpaid interest. No additional collateral is required. The loan must be repaid within a specified period of time not to exceed five years (unless the loan is used to acquire your principal residence.) In addition, such loans must be repaid in substantially level amounts including principal and interest, over the term of the loan.

The interest rate will be a reasonable interest rate determined by the Trustee on the first business day of the calendar month immediately preceding the date as of which the loan is issued. The interest you pay is credited to your accounts. For the purpose of sharing in any gains or losses of the trust fund as described in Part 4 of this Summary, the amount of your accounts will be deemed to have been reduced by the unpaid balance of any outstanding loans.

A copy of the complete Plan loan rules is available from the Employer upon request.

                                  SECTION 7.10
                                     USERRA

If you leave your employment with the Employer to serve in the uniformed services and then are rehired by the Employer within certain time limits, the Uniformed Services Employment and Reemployment Rights Act ("USERRA") provides you certain rights under the Plan. Generally, your period of uniformed service will be considered employment with the Employer for purposes of calculating Vesting Service. In addition, you may, under certain circumstances make missed before-tax contributions to the Plan and receive any contribution contingent upon your making before-tax contributions. If your employment with the Employer is interrupted by uniformed service, the Employer will supply you with additional information regarding your rights under USERRA.

                         PART 8. ADDITIONAL INFORMATION

                                   SECTION 8.1
                             NAME AND NUMBER OF PLAN

The Plan name is "Poore Brothers, Inc. 401(k) Plan." The Internal Revenue Service and the Department of Labor identify the Plan by its name and by the number: 84-0786101-001.

                                   SECTION 8.2
                                  PLAN SPONSOR

The name of the Employer sponsoring the Plan and its federal taxpayer identification number ("EIN") are:

                              Poore Brothers, Inc.
                             3500 S. La Cometa Drive
                             Goodyear, Arizona 85338

                            Telephone: (623) 932-6203

                                 EIN: 84-0786101

                                   SECTION 8.3
                               PLAN ADMINISTRATOR

The Plan is administered by the Employer. To assist the Employer discharge its duties as the Plan Administrator, the Plan provides for the appointment of an Administrator's Representative. Communications addressed to the Employer in its capacity as Administrator of the Plan should be addressed to:

                              Poore Brothers, Inc.
                             3500 S. La Cometa Drive
                             Goodyear, Arizona 85338

                            Telephone: (623) 932-6203

                                   SECTION 8.4
                            SERVICE OF LEGAL PROCESS

The VP CFO, Thomas W. Freeze, (at the address shown above) is designated as agent for service of legal process against the Plan. Also, service of legal process may be made upon the Employer as Plan Administrator or upon the Trustee (see Part 4 of this Summary).

                                   SECTION 8.5
                              NORMAL RETIREMENT AGE

Your normal retirement age under the Plan is 65 years.

                                   SECTION 8.6
                                    PLAN YEAR

The Plan Year is the 12-month period beginning on any January 1 and ending on the following December 31.

                                   SECTION 8.7
                                 PBGC INSURANCE

Benefits under the Plan are not insured by the federally created Pension Benefit Guaranty Corporation because profit sharing plans are not eligible for such insurance. This is because profit sharing plans, including this Plan, do not promise any particular dollar amount of benefit. Instead, you are paid whatever is in your vested accounts at the time of distribution (see Parts 5 and 6 of this Summary).

                                   SECTION 8.8
                                  ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that you, and all Plan Participants, shall be entitled to:

     * Examine, without charge, at your Employer's office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

     * Obtain copies of all Plan documents and other Plan information upon written request to your Employer. Your Employer may make a reasonable charge for the copies.

     * Receive a summary of the Plan's annual financial report. Your Employer is required by law to furnish each Participant with a copy of this summary annual report.

     * Obtain a statement telling you the value of your profit sharing benefit. This statement must be requested in writing and is not required to be given more than once a year. Your Employer will provide the statement free of charge.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and
Beneficiaries. No one, including your Employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial reviewed and reconsidered (see
Section 7.1 of this Summary). Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require your Employer to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of your Employer. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact your Employer. If you have any questions about this statement or about your rights under ERISA, you should contact the office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.